UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2016

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33615 (Commission File Number)	76-0818600 (I.R.S. Employer Identification No.)

One Concho Center 600 West Illinois Avenue Midland, Texas (Address of Principal Executive Offices)	79701 (Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 19, 2016, COG Operating LLC (the “Buyer”), a wholly owned subsidiary of Concho Resources Inc. (the “Company”), entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with an undisclosed third party (the “Seller”) and, solely with respect to certain sections specified therein, the Company. Pursuant to the Purchase Agreement, the Buyer agreed to acquire certain interests in oil and gas properties, rights and related assets of the Seller located in the northern Delaware Basin (the “Acquisition”). As partial consideration for the Acquisition, the Company agreed to issue to the Seller 2,177,300 shares of common stock of the Company at a per share value of $128.60 (the “Company Stock”), having an aggregate value for purposes of the Purchase Agreement of approximately $280.0 million. The Acquisition is expected to close in January 2017, subject to customary closing conditions.

The issuance of the Company Stock under the Purchase Agreement will be made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and the regulations promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: November 21, 2016	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Vice President and General Counsel